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Exhibit 11

Hispanic Broadcasting Corporation and Subsidiaries

Statement Regarding Computation of Per Share Earnings

(in thousands except per share data)

	Year Ended December 31,
	2002	2001	2000	1999	1998
Earnings:
Income from continuing operations	$40,213	$30,969	$41,531	$34,176	$26,884
Preferred stock dividends	—	—	—	—	—

Net income applicable to common stockholders	$40,213	$30,969	$41,531	$34,176	$26,884

Earnings Per Share:
Basic	$0.37	$0.28	$0.38	$0.34	$0.27
Diluted	$0.37	$0.28	$0.38	$0.33	$0.27
Number of Shares On Which Net Income Per Share Is Based:
Weighted average common shares before dilutive effect of common stock equivalents	108,723	108,872	108,858	101,566	98,042
Common stock equivalents:
Stock options	804	733	1,514	1,347	635
Employee Stock Purchase Plan	16	12	16	14	18

Weighted average common shares	109,543	109,617	110,388	102,927	98,695

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  Exhibit 11
Hispanic Broadcasting Corporation and Subsidiaries Statement Regarding Computation of Per Share Earnings (in thousands except per share data)